Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EDGE TECHNOLOGY GROUP, INC.

EDGE TECHNOLOGY GROUP, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts the following Certificate of Amendment to the Amended and Restated Certificate of Incorporation and,

DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is EDGE TECHNOLOGY GROUP, INC.

SECOND: By Written Consent dated December 13, 2001, the Board of Directors of the Corporation adopted the following resolutions amending the first paragraph of ARTICLE 4 of the Certificate of Incorporation of the Corporation, as previously amended and restated on September 1, 2000, (the “Amended and Restated Certificate of Incorporation”) and further amended as of the same date:

WHEREAS, the authorized shares of common stock of the Corporation presently consists of 22,500,000; and

WHEREAS, the Corporation has issued and outstanding 16,385,143 shares of common stock; and

WHEREAS, the Board deems it to be in the best interest of the Corporation and its shareholders to amend the Amended and Restated Certificate of Incorporation (the “Proposed Amendment”) to provide for additional authorized shares of common stock of the Corporation which may be issued for future financings, upon the exercise of options and warrants and for acquisitions and such other corporate purposes as the Board of Directors determines in its discretion.

WHEREAS, the General Corporation Law of the State of Delaware requires the approval of the stockholders of the Corporation prior to filing the Proposed Amendment.

NOW, THEREFORE, BE IT RESOLVED, that, subject to approval by the stockholders of the Corporation, the officers of Corporation be, and each hereby is, authorized, empowered and directed to prepare, execute and deliver such Certificate of Amendment to the Amended and Restated Certificate of Incorporation, certifying the adoption of these resolutions and the approval of the Proposed Amendment by the stockholders of the Corporation, as shall be necessary to replace Article Four of the Amended and Restated Certificate of Incorporation, as amended, in its entirety with the following:

“ARTICLE FOUR

Capital Stock

The Corporation shall have authority to issue a total of One Hundred Five Million (105,000,000) shares, consisting of (a) One Hundred Million (100,000,000) shares of common stock, par value $.01 per share, and Five Million (5,000,000) shares of preferred stock, par value $.01 per share. The preferred stock may be issued from time to time in one or more series and with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, or restrictions thereof as shall be stated and expressed in this Certificate or in any amendment hereto, or in a resolution adopted by the board of directors.”

FURTHER RESOLVED, that subject to stockholder approval of the Proposed Amendment, the officers of the Corporation be, and each hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation to prepare, or cause to be prepared, execute and deliver such instruments, documents or agreements, and to take all such actions as shall be necessary in order to effect the increase in authorized shares as described above.

THIRD: Stockholders of the Corporation holding a majority of the issued and outstanding common stock of the Corporation adopted, approved and ratified such Amendment to ARTICLE 4 of the Amended and Restated Certificate of Incorporation of the Corporation by execution of a Written Consent dated December 27, 2001, pursuant to the provisions of Section 228 of the DGCL.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FIFTH: That the Board has not determined to abandon such proposed Amendment in accordance with the authority granted to it by the resolutions adopted above and the DGCL.

SIXTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment to the first paragraph of ARTICLE 4 of the Certificate of Incorporation.

IN WITNESS WHEREOF, EDGE TECHNOLOGY GROUP, INC. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by its duly authorized officers this 18th day of March, 2002.

EDGE TECHNOLOGY GROUP, INC.

By:	/s/ GRAHAM C. BEACHUM II
Graham C. Beachum II, President and Chief Executive Officer